THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                        ----------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        ----------------

        The Annual Meeting of Shareholders (the "Annual Meeting") of Thomas Nelson, Inc. will be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 19, 1999, for the following purposes:

                       1.   To elect three directors in Class
        Three to serve for a term of three years or until their respective successors are elected and take office.

                       2.   To transact such other business as
        may properly come before the Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on June 28, 1999, will be entitled to notice of and to vote at the Annual Meeting.

        Whether or not you plan to attend the meeting in person, please complete, date, sign, and return promptly the enclosed proxy. The proxy may be revoked at any time prior to the exercise thereof, and the giving of the proxy will not affect your right to attend the Annual Meeting and vote in person.


                                   By order of the
                                   Board of Directors.

                                     /s/ Sam Moore

                                   SAM MOORE
                                   President

  Nashville, Tennessee
  July 7, 1999



                       THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                          ------------

                         PROXY STATEMENT

                          ------------


   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 19, 1999 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 7, 1999.

   Only shareholders of record at the close of business on June 28, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 13,123,260 shares of Common Stock (the "Common Stock") and 1,101,524 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock and Class B Common Stock entitles the holder thereof to one vote and ten votes, respectively, on each matter presented for action at the Annual Meeting.

   All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. The giving of the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies that are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1. The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their best judgment.



            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT


   The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners (as defined either by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of either Common Stock or the Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.

                                                       Amount of
                                Amount of               Class B
                              Common Stock   Percent  Common Stock  Percent
                              Beneficially     of     Beneficially     of
Name of Beneficial Owner     Owned #<F1><F2>  Class  Owned #<F1><F2> Class
----------------------------------------------------------------------------
Sam Moore **** <F3>              2,517,878    16.6%   1,441,911      71.7%
Thomas Nelson Employee
  Stock Ownership Plan-
  Investment Committee <F4>        831,984     5.8       18,497       1.7
Gabelli Funds, Inc. <F5>         1,530,000    10.8            0
S. Joseph Moore**** <F6>           379,270     2.6      218,594      17.8
Brownlee O. Currey, Jr.** <F7>     188,754     1.3        4,035        *
W. Lipscomb Davis, Jr.** <F8>       17,843      *         2,531        *
Robert J. Niebel, Sr.** <F8>        28,054      *         3,692        *
Millard V. Oakley** <F9>           389,659     2.7       19,542       1.8
Joe M. Rodgers** <F10>              21,885      *             0
Andrew J. Young** <F7>              10,610      *             0
Charles Z. Moore*** <F11>          239,864     1.7      120,533      10.5
Joe L. Powers*** <F12>             190,800     1.3      137,316      11.7
Raymond T. Capp*** <F13>            94,616      *        65,000       5.6
All Executive Officers and
  Directors as a
  group (14 persons) <F14>       4,139,766    26.5    2,018,617      86.4
-----------
   *  Indicates less than 1%.
  **  Director.
 ***  Named Officer.
****  Director and Named Officer.


<F1> Pursuant to the rules of the Commission, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information assumes further that when such individuals can elect to receive either Common Stock or Class B Common Stock, an election is made to receive Class B Common Stock.

<F2> Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common Stock assumes the conversion of all Class B Common Stock, including options convertible into either Common Stock or Class B Common Stock at the holder's option, by the holders thereof for an equivalent number of shares of Common Stock that may be so acquired by conversion during the 60-day period commencing on the Record Date.

<F3> Includes shares issuable upon exercise of outstanding
     options to purchase 20,000 shares of Common Stock and 910,000 shares of Class B Common Stock under the Company's Amended and Restated 1992 Stock Incentive Plan (the "Stock Incentive Plan"), 559,473 shares of Common Stock held by four trusts of which Mr. Moore is trustee, and 24,738 shares of Common Stock and 1,642 shares of Class B Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 55,741 shares of Common Stock and 3,435 shares of Class B Common Stock. Sam Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F4> Pursuant to the terms of the ESOP, the investment committee shares dispositive power with the the ESOP participants. The address of Thomas Nelson Employee Stock Ownership Plan-Investment Committee is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F5> As reflected in a Schedule 13D filed with the Commission on
     April 12, 1999 by Gabelli Funds, Inc.  The address of
     Gabelli Funds, Inc. is One Corporate Center, Rye, New York
     10580-1434.

<F6> Includes shares issuable upon exercise of outstanding
     options to purchase 13,333 shares of Common Stock and 126,666 shares of Class B Common Stock under the Stock Incentive Plan, 22,750 shares of Common Stock and 36,785 shares of Class B Common Stock held by a trust of which S. Joseph Moore is a trustee and the sole beneficiary, 13,000 shares of Common Stock and 1,000 shares of Class B Common Stock owned by S. Joseph Moore as custodian for certain of
     S. Joseph Moore's children, 2,842 shares of Common Stock held by a trust for the benefit of S. Joseph Moore's sister of which S. Joseph Moore is trustee, and 8,526 shares of Common Stock and 92 shares of Class B Common Stock held by the ESOP, as to which S. Joseph Moore has sole voting power.
     S. Joseph Moore's spouse owns 7,625 shares of Common Stock.
     S. Joseph Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F7> Includes 1,650 and 8,000 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1990 Deferred Compensation Plan for Outside Directors (the "Outside Directors Plan") and the Stock Incentive Plan, respectively.

<F8> Includes 8,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan.

<F9> Includes 1,650 and 8,000 shares of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, 12,500 shares of Common Stock, for which Mr. Oakley disclaims any voting or dispositive power, held by Mr. Oakley's spouse and 140,000 shares of Common Stock and 937 shares of Class B Common Stock held by a grantor trust of which Mr. Oakley is trustee and the sole beneficiary.

<F10>Includes 1,650 and 8,000 shares of Common Stock
     issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, and 10,075 shares of Common Stock held by a limited partnership of which Mr. Rodgers is Chairman and his spouse is the general partner and majority owner.

<F11>Includes shares issuable upon exercise of outstanding
     options to purchase 6,667 shares of Common Stock and 51,667 shares of Class B Common Stock under the Stock Incentive Plan, 24,112 shares of Common Stock and 2,490 shares of Class B Common Stock held by Charles Z. Moore's spouse, 8,437 shares of Common Stock and 2,371 shares of Class B Common Stock held by Transcontinental Industries, Inc., of which Charles Z. Moore is President, 1,000 shares of Class B Common Stock held by a Unitrust of which Charles Z. Moore is trustee, 300 shares of Class B Common Stock held by a Private Foundation of which Charles Z. Moore is trustee, and 20,301 shares of Common Stock and 201 shares of Class B Common Stock held by the ESOP, as to which Charles Z. Moore has sole voting power. Charles Z. Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

<F12>Includes shares issuable upon exercise of outstanding
     options to purchase 10,000 shares of Common Stock and 76,667 shares of Class B Common Stock under the Stock Incentive Plan and 36,964 shares of Common Stock and 2,160 shares of Class B Common Stock held by the ESOP, as to which Mr. Powers has sole voting power. Mr. Powers' address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

<F13>Includes shares issuable upon exercise of outstanding
     options to purchase 12,500 shares of Common Stock under the 1986 Plan and 15,667 shares of Common Stock and 65,000 shares of Class B Common Stock under the Stock Incentive Plan and 1,449 shares of Common Stock held by the ESOP, as to which Mr. Capp has sole voting power. Mr. Capp's address is 501 Nelson Place, P.O. Box 141000, Nashville, TN 37214-1000.

<F14>Includes an aggregate of 103,824 shares of Common Stock and 4,359 shares of Class B Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 156,599 shares of Common Stock and 1,234,999 shares of Class B Common Stock.


                         PROPOSAL NO.  1

                      ELECTION OF DIRECTORS


     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. The current Board of Directors consists of eight members, with the terms of office of the directors in Class Three expiring at the Annual Meeting. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:

                                              Annual Meeting
                                  Director       at which
     Name                          Class       term expires
     -------------------------------------------------------
     Sam Moore                      One            2001
     Andrew J. Young                One            2001
     S. Joseph Moore                Two            2000
     Robert J. Niebel, Sr.          Two            2000
     Millard V. Oakley              Two            2000


     The Board of Directors has nominated the following three persons for election as directors in Class Three with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 2002:

                     Brownlee O. Currey, Jr.
                     W. Lipscomb Davis, Jr.
                         Joe M. Rodgers

Each of the nominees is currently a member of the Board of Directors and was previously elected as a director by the shareholders.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified. In case any of these persons is unable or declines to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. The Board of Directors recommends a vote FOR all nominees.

     On September 30, 1997, the Commission filed civil proceedings against incumbent director Sam Moore alleging that Mr. Moore violated certain provisions and rules under the Securities Exchange Act of 1934 by "marking the close" through executing on behalf of a relative at the end of the trading day purchases of the Company's Common Stock and by failing to file timely a Form 4 reporting an unrelated sale of the Common Stock by a charitable remainder trust of which Mr. Moore was the beneficial owner. Without a hearing and without admitting or denying the Commission's allegations or findings, Mr. Moore consented to the entry of a cease and desist order before the Commission and paid a $50,000 civil penalty.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees. Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.


                                                       Director
Name                   Principal Occupation      Age    Since
----------------------------------------------------------------

Brownlee            President, Currey             70      1984
  O. Currey, Jr.     Investments.  Previously
  (C, N & A)         served as Chairman of the
                     Board of The Nashville
                     Banner Publishing Co. from
                     January 1980 to May 1998.

W. Lipscomb         Partner of Hillsboro          67      1984
  Davis, Jr.         Enterprises; Director of
  (A & C)            American General Corpor-
                     ation and Genesco, Inc.

Sam Moore           Chairman of the Board,        69      1961
  (E & N)            Chief Executive Officer
                     and President of the
                     Company; Sam Moore is the
                     father of S. Joseph Moore
                     and brother of Charles
                     Z. Moore.

S. Joseph Moore     Executive Vice President      36      1995
  (E)                of the Company and
                     President of Thomas Nelson
                     Gift Division.  Previously
                     served as Divisional Vice
                     President of the Company
                     in various capacities
                     since 1991.  S. Joseph
                     Moore is the son of Sam
                     Moore and the nephew of
                     Charles Z. Moore.

Robert J.           Senior Vice President of      60      1973
  Niebel, Sr.        21st Century Christian,
  (E & A)            Inc.

Millard V. Oakley   Businessman managing          69      1972
  (C & N)            private investments.

Joe M. Rodgers      Chairman of JMR Invest-       65      1992
  (E)                ments; Director of AMR/
                     American Airlines,
                     Inc., American Construc-
                     tors, Inc., American
                     Endoscopy Services, Inc.,
                     Gaylord Entertainment
                     Company, Lafarge Corpor-
                     ation, Towne Services,
                     Inc. and Tractor Supply
                     Co.

Andrew J. Young     Vice Chairman of Law          67      1993
  (E)                Companies Group;
                     Chairman of GoodWorks
                     International; Director
                     of Archer-Daniels-Midland
                     Company, Cox Communi-
                     cations, Inc., Delta
                     Airlines, Inc., and Host
                     Marriott Corporation.
                     Previously served as Co-
                     Chairman of Atlanta
                     Committee for Olympic
                     Games as well as Mayor of
                     Atlanta, Georgia from 1980
                     to 1990.

-----------
Member of Executive (E), Compensation (C), Nominating (N), Audit
(A) Committee



Nominations

     In accordance with the Company's Amended Bylaws (the "Amended Bylaws"), nominations of the persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Amended Bylaws. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made. The Amended Bylaws require that the notice contain certain information with respect to the proposed nominee and as to the shareholder giving the notice. The Company will furnish on request to any shareholder a copy of the relevant section of the Amended Bylaws.

Board and Committee Meetings

     The Board of Directors has four standing committees--the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating Committee, the members of which are indicated in the previous table. The Executive Committee has all powers and authority vested in the Board of Directors, except the power to declare dividends or other corporate distributions or to remove members of the Board of Directors, but including the power to amend or repeal bylaws, to submit to shareholders matters that require shareholders' approval, and to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors. The Nominating Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth in the immediately preceding paragraph. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews with the auditors' representatives the scope of their examination, their fees, the results of their examination, and any problems identified by the independent auditors regarding internal controls, together with their recommendations.

     During the last fiscal year, the Board of Directors held five meetings. The Compensation Committee held three meetings and the Audit Committee held five meetings. The Executive Committee and the Nominating Committee held no meetings during the fiscal year. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year, except Mr. Young.

                     EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 1999, 1998 and 1997 for the Company's Chief Executive Officer and the persons who, in fiscal 1999, were the other four most highly compensated executive officers of the Company (collectively, the "Named Officers"):


                           Summary Compensation Table
                                                        Long-Term
                                                       Compensation
                                                          Awards
                                                        ----------
                            Annual Compensation         Securities    All
                        ------------------------------  Underlying   Other
   Name and                               Other Annual   Options/   Compen-
   Principal                       Bonus  Compensation     SARs     sation
   Position        Year Salary($)   ($)       ($)        (#)<F1>      ($)
--------------------------------------------------------------------------------
Sam Moore          1999 $400,000  $128,000  $169,635<F2>        0  $23,117<F3>
  President and    1998  390,000   610,000   169,635      830,000   21,239
  Chief Executive  1997  325,000   415,000   169,635       30,000    4,817
  Officer

S. Joseph Moore    1999  265,000    40,000         0            0   11,659<F4>
  Executive Vice   1998  250,000   170,000         0       70,000   11,152
  President        1997  250,000   176,000         0       20,000    5,289

Charles Z. Moore   1999  219,000    40,000         0       25,000   12,215<F5>
  Senior Vice      1998  188,000    96,000         0       10,000   10,497
  President        1997  175,000    95,000         0       10,000    5,029

Joe L. Powers      1999  210,000    48,000         0            0   11,629<F6>
  Executive Vice   1998  207,000   293,000         0       65,000   10,456
  President and    1997  190,000   242,000         0       10,000    4,859
  Secretary

Raymond T. Capp    1999  197,000    56,000         0            0    9,600<F7>
  Senior Vice      1998  180,000   165,000         0       65,000    8,035
  President,       1997  150,000   124,000         0       15,000        0
  Operations


<F1>  Represents the number of stock options granted under the
      Company's Stock Incentive Plan.

<F2>  Represents amounts paid (net of taxes) to Sam Moore to enable him to pay the after income tax cost of the premiums on life insurance maintained on the joint lives of Sam Moore and his wife. Such payments are contemplated by an agreement between Sam Moore and the Company, dated May 17, 1991. See "Employment and Termination Agreements."

<F3>  Includes $9,600 contributed to the ESOP and $2,035
      contributed to the Company's 401(k) Plan by the Company on behalf of Sam Moore.

<F4>  Includes $9,600 contributed to the ESOP and $2,059
      contributed to the Company's 401(k) Plan by the Company on behalf of S. Joseph Moore.

<F5>  Includes $9,600 contributed to the ESOP and $2,615
      contributed to the Company's 401(k) Plan by the Company on behalf of Charles Z. Moore.

<F6>  Includes $9,600 contributed to the ESOP and $2,029
      contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Powers.

<F7>  Includes $9,600 contributed to the ESOP by the Company on behalf of Mr. Capp.



              Option/SAR Grants in Last Fiscal Year

  This table provides information as to options granted to the Named Officers during fiscal year 1999. No Stock Appreciation
Rights were granted during fiscal year 1999.

                         Individual Grants
               ------------------------------------------
                          Percent of                          Potential
                            Total                         Realizable Value at
               Number of   Options                       Assumed Annual Rates
               Securities  Granted    Exercise              of Stock Price
               Underlying    to          of                Appreciation For
                Option    Employees     Base     Expira-   Option Term <F3>
                Granted   in Fiscal    Price     ation   --------------------
Name            (#)<F1>    Year<F2>  ($/Sh)<F3>   Date       5%         10%
-----------------------------------------------------------------------------

Charles Z.      25,000     40.3%      $14.625    8/20/03   $101,015  $223,218
  Moore


<F1>  Option to purchase at the election of the optionee shares of either Common Stock or Class B Common Stock granted on August 20, 1998, pursuant to the Stock Incentive Plan. This option vests on the first anniversary of the date of grant.

<F2>  Excludes grants to employees whose employment terminated prior to the end of the fiscal year.

<F3>  Assumes exercise of option to purchase shares of Class B
      Common Stock when either Common Stock or Class B Common
      Stock may be purchased.



                  Fiscal Year-End Option Values

  The following table provides information as to the aggregate number of shares of Common Stock and Class B Common Stock covered by both exercisable and unexercisable stock options as of March 31, 1999, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock or Class B Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 1999.


                       Number of Securities
                             Underlying              Value of Unexercised
                         Unexercised Options         In-The-Money Options
                        at Fiscal Year-End(#)      at Fiscal Year-End($)<F1>
                      -------------------------------------------------------
Name                  Exercisable   Unexercisable  Exercisable  Unexercisable
-----------------------------------------------------------------------------
Sam Moore                911,250      140,000          $0           $0
S.  Joseph Moore         119,166       93,334           0            0
Charles Z. Moore         32,708        51,667           0            0
Joe L. Powers            84,375        30,000           0            0
Raymond T. Capp          83,375        18,125           0            0


<F1>  Certain outstanding options are exercisable for either
      Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of either stock depending on which option to purchase stock was "in-the-money" at fiscal year end. On March 31, 1999, the closing price of the Common Stock and Class B Common Stock on the New York Stock Exchange was $10.00 and $9.25, respectively, and no outstanding options were "in-the-money."



Directors Compensation

  Directors not otherwise employed by the Company receive $1,200 per month plus $1,000 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held. Directors attending such meetings by means of a telephone conference call receive $500 for each meeting. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

  In fiscal 1998, the Company adopted the 1997 Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). Pursuant to the Non-Employee Directors Plan, beginning in September 1997 directors who are not employed as officers of the Company may file with the Company an irrevocable election to defer payment of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. Deferred amounts are invested in an account reflected in Company stock equivalent units, the number of which is computed by dividing the amount of the deferred retainer fees by the fair market value of the Company's shares on the date of deferral. Directors may elect the form and timing of payments of deferred amounts (and any earnings reflecting dividends thereon), to be paid in cash from the Company in a lump sum or installment payments after such director's sixty-fifth or seventieth birthday, based on the number of stock equivalent units in such director's account and the fair market value of the Company's shares on the first business day of the year in which payments are made. In addition, pursuant to the Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.

Employment and Termination Agreements

  The Company has multi-year employment agreements with each Named Officer that provide for an annual base salary, fringe benefits, life insurance and the opportunity to receive incentive and bonus compensation. The employment agreement of each of Sam Moore, S. Joseph Moore, Charles Z. Moore and Joe Powers contains certain provisions that entitle them to receive certain payments including a severance payment and (at the employee's election) the cash out of certain stock and stock-based awards under Company incentive plans in the event they are involuntarily terminated or resign with good reason within contracted time periods following a change in control of the Company. Sam Moore's severance payment is equal to 2.99 times his then current base salary, and each of S. Joseph Moore's, Charles Z. Moore's and Joe Powers' severance payment is equal to 2 times their respective then current base salaries. In addition, if Sam Moore retires after the expiration of his employment agreement (March 31, 2001), he will be entitled to a lump sum payment by the Company equivalent to two years' base salary, in special recognition of his service to the Company.

  The Company also has an agreement with Sam Moore which provides that upon termination of employment by the Company for any reason other than for serious misconduct, death, disability, or voluntary action by Mr. Moore, Mr. Moore will receive severance compensation equal to an amount necessary to fund certain insurance survivorship policies until a net death benefit of $10,000,000 is attained or December 31, 2006, whichever is earlier. The policy proceeds will be paid to a trust established for the benefit of Mr. Moore's family.

Compensation Committee Report

  Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

Compensation Philosophy and Policies for All Executive Officers

  The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

  -- to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing and gift business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

  -- to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

  -- to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.

  The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing and gift industry, as well as the compensation policies of similar companies in the publishing and gift business. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

  In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

  -- Comparability--The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

  -- Payment for Performance--The Compensation Committee believes that compensation should be in part directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

  -- Equity Ownership--The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

  -- Qualitative Factors--The Compensation Committee believes that in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

  In connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to engage a nationally recognized compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to provide advice with respect to the Company's compensation arrangements for the Company's senior executive officers for fiscal 1999. The peer group, which the Compensation Committee utilized for purposes of evaluating compensation for executive officers, consisted of publishing and gift companies that are similar to the Company in size. The companies in the Company's peer group are reflected in the Performance Graph included in this Proxy Statement (the "Peer Group Index") and were used for purposes of reviewing compensation policies for executive officers for fiscal 1999.

Compensation of Executive Officers

  The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The Compensation Committee has applied the policies described herein to fiscal 1999 compensation for executive officers, including the Named Officers.

  Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 1999, the Compensation Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined base compensation on the basis of discussions with the Chief Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, the committee's experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the performance of the Company and the contributions of each executive officer. As a result of this review, increases averaging approximately 6% in the base salaries for the Named Officers for fiscal 1999 were made, with specific increases varying from 1% to approximately 16%, reflecting the Compensation Committee's subjective judgment as to the competitive level of the compensation being paid to each executive, the executive's contribution to the Company's performance and the responsibilities undertaken by the executive officer. As a result of these increases, base salaries for the Named Officers were set for fiscal 1999 at approximately the 50th to the 75th percentile of the base compensation of executives with similar respons-ibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

  Annual Incentive and Bonus Compensation. For fiscal 1999, the Compensation Committee established performance goals for awarding cash incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. Based on satisfying certain of these performance goals, the Named Officers earned annual incentive payments aggregating $312,000 for fiscal 1999.

  Long-Term Incentive Compensation. The Compensation Committee believes the Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

  In connection with the fiscal 1999 Compensation Committee's annual review of the Company's executive compensation policies and based upon the recommendation of the Consultant, the Compensation Committee determined that the total outstanding options for each of the Named Officers, other than Charles Z. Moore, including the annual options and special options made to certain Named Officers in fiscal 1998, provided sufficient long-term, equity-based incentive compensation to all of the Named Officers, with the exception of Charles Z. Moore. The Compensation Committee granted to Charles Z. Moore a one-time grant ("Special Option") to purchase 25,000 shares of Common Stock or Class B Common Stock. The Special Option vests one year from the date of grant and has an exercise price of 100% of the fair market value on the date of grant. The Special Option is a non-qualified option and was granted under the 1992 Stock Incentive Plan. See "--Option/SAR Grants in Last Fiscal Year." The size and term of the option grant to Charles Z. Moore was determined by the Compensation Committee, after receiving the advice of the Consultant, based primarily upon an analysis of comparable companies, a subjective assessment of Charles Z. Moore's performance and his respective level of responsibility in the organization.

  Chief Executive Officer Compensation. During fiscal 1998, in connection with the grant of special one-time options, the Compensation Committee executed an agreement with Sam Moore as the Company's Chairman, Chief Executive Officer and President to receive no increase in base compensation and no further option awards for the fiscal years 1999 through 2003. Accordingly, Sam Moore received no increase in base compensation or option awards for fiscal 1999. Therefore, his base compensation remained $400,000. The Compensation Committee also took into account that as part of Sam Moore's compensation the Company paid him an additional $169,635 to enable him to pay the after income tax cost of premiums for life insurance maintained on the joint lives of Sam Moore and his wife. This payment was made pursuant to a previously executed agreement and is conditioned upon Sam Moore maintaining in excess of 3,000,000 votes of Common Stock and Class B Common Stock at all times. See "--Employment and Termination Agreements." The life insurance is designed to ensure sufficient liquidity for Sam Moore's estate so that the estate would not be forced to sell its significant stock position in the Company to fund its estate tax liability, thus providing stability in the market for the Company's securities.

  Sam Moore was eligible to receive a cash incentive payment if the Company achieved certain targeted pre-tax profits and improved its return on assets ratio as set by the Compensation Committee for fiscal 1999. Based on such criteria, Sam Moore received a cash incentive payment award for fiscal 1999 in the amount of $128,000.

  Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. The statute, however, exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

  The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compen-sation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans are intended to qualify as performance-based compensation; however, the Compensation Committee recognizes that interpre-tations of the Internal Revenue Service with respect to
Section 162(m) matters may result in compensation related to certain options not qualifying for exclusion from the $1,000,000 limit. During fiscal 1999, none of the executive officers other than Sam Moore received compensation that exceeded the $1,000,000 limit on deductibility. Compensation deemed paid to Sam Moore for fiscal 1999 exceeded the $1,000,000 limit by approximately $195,000 due to the timing of the fiscal 1999 payment of a $225,000 accrued bonus awarded to him in fiscal 1998 as the result of the sale of the Company's music division in fiscal 1997.

June 4, 1999

                               Millard V. Oakley, Chairman
                               Brownlee O. Currey, Jr.
                               W. Lipscomb Davis, Jr.


Performance Graph

  The following graph compares the five-year cumulative returns of $100 invested on March 31, 1994 in (i) the Common Stock,
(ii) the Class B Common Stock, (iii) Standard & Poor's MidCap
400 Index (the "S&P MIDCAP 400 Index") and (iv) an index compiled by the Company and composed of the publicly traded common stock of the companies comprising the Peer Group (the "Peer Group Index") assuming the reinvestment of all dividends. The returns on the common stock of each member of the Peer Group Index have been weighted to reflect relative stock market capitalization.


         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             Among Thomas Nelson, Inc. Common Stock,
            Thomas Nelson, Inc. Class B Common Stock,
                   the S&P MidCap 400 Index,
                  and the Peer Group Index<F1>



         [Line graph placed here representing data below.]


                                 1994   1995   1996   1997   1998   1999
                                -----------------------------------------
Thomas Nelson, Inc.-Common
  Stock (TNM)                   $ 100  $ 128  $ 98   $ 69   $ 92   $ 68
Thomas Nelson, Inc.-Class B
  Common Stock (TNM.B)            100    109   101    111     91     55
Peer Group Index                  100    113   130    135    196    161
S&P MIDCAP 400 Index              100    108   139    154    230    222

----------

<F1> The Peer Group Index is comprised of the following 11
     publicly traded companies:

        American Greetings Corp.           Jostens, Inc.
        Courier Corp.                      Meredith Corp.
        Day Runner, Inc.                   Scholastic Corp.
        Gibson Greetings, Inc.             Value Line, Inc.
        Golden Books Family                John Wiley &
          Entertainment, Inc.                Sons, Inc.
        Houghton Mifflin Co.



    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

  Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 1999, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

                 INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's financial statements for the year ended March 31, 1999, were examined by Arthur Andersen LLP, independent certified public accountants. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  In keeping with its past practice, the Board of Directors does not intend to select independent auditors for the year ending
March 31, 2000 until after the Annual Meeting.

     DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
       PRESENTED AT 2000 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2000 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 9, 2000, in order to be included in the Company's proxy statement and proxy for that meeting.

  For other shareholder proposals to be timely (but not considered for inclusion in the Company's proxy statement), a shareholder's notice must be received in writing by the Company at its executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made.

  For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (i) it includes in the proxy statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and
(ii) the proponent does not issue a proxy statment.

                     METHOD OF COUNTING VOTES

  Pursuant to rules promulgated by the Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, as such election is determined by the number of votes cast. Shares represented at the Annual Meeting by proxies containing instructions to "withhold authority" or abstain will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

  A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters to be submitted to the shareholders at the Annual Meeting, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, the election of directors is a matter on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting, but brokers may not have the discretion to vote on any other proposal in the absence of instructions from their clients.

                        MISCELLANEOUS

  The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the Company's expense.

  The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.

  The Annual Report to Shareholders for the year ended March 31, 1999, is being mailed to all shareholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, filed with the Commission. The Company will furnish without charge to any shareholder a copy of its complete Annual Report on Form 10-K, including the financial statements and schedules thereto, upon written request to Joe L. Powers, Executive Vice President and Secretary, Thomas Nelson, Inc., P.
O. Box 141000, Nashville, Tennessee 37214-1000.


                                By order of the Board of
                                Directors.


                                THOMAS NELSON, INC.
                                By Sam Moore, President

July 7, 1999



                          APPENDIX A


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       THOMAS NELSON, INC.
                        501 Nelson Place
                    Nashville, TN 37214-1000

The undersigned hereby appoints SAM MOORE and JOE L. POWERS, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Thomas Nelson, Inc. held of record by the undersigned on June 28, 1999, at the Annual Meeting of Shareholders to be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee 37203 on Thursday, August 19, 1999, at 11:00 a.m., local time, or any adjournment thereof.

1.  ELECTION OF DIRECTORS


 [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY (Abstain)
     below (except as marked        to vote for all nominees
     to the contrary below):        listed below:
        Brownlee O. Currey, Jr.        Brownlee O. Currey, Jr.
        W. Lipscomb Davis, Jr.         W. Lipscomb Davis, Jr.
        Joe M. Rodgers                 Joe M. Rodgers

 [ ] AGAINST all nominees
     listed below:
        Brownlee O. Currey, Jr.
        W. Lipscomb Davis, Jr.
        Joe M. Rodgers

INSTRUCTION: To vote FOR, AGAINST or to WITHHOLD AUTHORITY
(Abstain) to vote for any individual nominee, write that nominee's name on the space provided below and indicate whether your vote is FOR, AGAINST or to WITHHOLD AUTHORITY (Abstain) to vote for that nominee.

-----------------------------------------------------------------
-----------------------------------------------------------------

2. By executing this proxy, the undersigned authorizes the proxies to vote, in their discretion, upon such other business as may properly come before the meeting.


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all the nominees named above.

                                        PLEASE MARK, SIGN, DATE
                                        AND RETURN THE PROXY CARD
                                        PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.
                                        Please sign exactly as
                                        name appears below.  When
                                        shares are held by joint
                                        tenants, both should
                                        sign.  When signing as
                                        attorney, executor,
                                        administrator, trustee,
                                        or guardian, please give
                                        full title as such. If a
                                        corporation, please sign
                                        in full corporate name by
                                        President or other
                                        authorized officer.  If a
                                        partnership, please sign
                                        in partnership name by
                                        authorized persons.

                                        -------------------------
                                        Signature


                                        -------------------------
                                        Signature


                                        DATED:            , 1999
                                              ------------